EXHIBIT 99.1

PREMIERWEST BANCORP ANNOUNCES SECOND QUARTER RESULTS

MEDFORD, OREGON—August 11, 2009: PremierWest Bancorp (NASDAQ:PRWT) announced results for the second quarter of 2009 as follows:

For the three months ended June 30, 2009:

  Loss per common share for the three month period of $1.15 on net loss of $28.6 million, compared with earnings per common share of $0.02 on net income of $579 thousand for the same period in 2008.

  Strong capital position with all regulatory ratios well above published requirements for “Well Capitalized” status with risk-based capital at 11.55%.

  Net interest margin of 4.33%.

  Non-performing loans of $103.4 million and other real estate owned of $14.6 million.

  Provision expense of $50.4 million and charge-offs, net of recoveries, of $35.7 million.

  Reserve for loan and lease losses of $40.3 million or 3.36% of gross loans.

  Efficiency ratio of 78.4%.

For the six months ended June 30, 2009:

  Loss per common share for the six month period of $1.32 on net loss of $32.5 million, compared with earnings per common share of $0.10 on net income of $2.3 million for the same period in 2008.

  Net interest margin of 4.37%.

  Growth in deposits of $37.5 million, 6.2% annualized growth, with significant growth occurring in core deposit categories.

  Provision expense of $61.1 million and charge-offs, net of recoveries, of $37.9 million.

James M. Ford, President and Chief Executive Officer, remarked, “We are very disappointed with our operating results. The recession has proven to be far more long-lasting than anticipated, and our profitability has been adversely affected. We have continued to increase our loan loss reserve through added provision expense in response to an increasing level of non-performing loans. On the brighter side, the source of our ultimate earnings power, net interest margin, has remained strong at 4.33%. We know that recessions ultimately subside, and we believe the bulk of the additional expenses associated with the credit issues we have faced in recent months will subside as well. In the meantime, we are working very hard to resolve borrower issues and to reduce the level of non-performing assets.”

CREDIT QUALITY AND NON-PERFORMING ASSETS

During the quarter just ended, we recorded $50.4 million in provision expense and charged-off $36.0 million of non-performing loans. Recoveries of previously charged-off loans totaled $241 thousand for the quarter. Our reserve for loan and lease losses totaled $40.3 million or 3.36% of gross loans. Non-performing loans rose to $103.4 million or 8.6% of gross loans at June 30, 2009.

The table below summarizes the Company’s non-performing loans (NPL) by loan type and geographic region:

Total non-performing loans by type and geographic region (Dollars in 000's)
		Non-performing Loans

							Percent NPL to
	Southern	Mid-Central	Northern	Sacramento		Funded Loan	Funded Loan Totals
	Oregon	Oregon	California	Valley	Totals*	Totals	by Category
Agricultural/Farm	$-	$-	$391	$-	$391	$49,580	0.8%
C&I	4,634	562	-	2,306	7,502	236,178	3.2%
CRE	18,308	22,266	1,887	12,039	54,500	754,601	7.2%
Residential RE construction	5,269	9,264	7,464	12,423	34,420	41,253	83.4%
Residential RE	2,681	-	1,667	2,024	6,372	31,860	20.0%
Consumer RE	-	-	-	-	-	33,080	0.0%
Consumer	105	123	7	-	235	49,946	0.5%
Total non-performing loans	$30,997	$32,215	$11,416	$28,792	$103,420	$1,196,498

Non-performing loans to total loans	5.9%	13.4%	7.5%	10.4%	8.6%
Total funded loans	$526,722	$241,290	$152,771	$275,715	$1,196,498

* Excludes Other category comprised of credit cards, overdrafts, leases and other adjustments such as deferred loan fees, etc., in the amount of $4.6 million.

The Company’s principal source of credit stress is real estate related loans. Borrowers either involved in real estate or having secured loans with real estate have been vulnerable to both the ongoing economic downturn and to declining real estate values. Over 92 percent of our non-performing loan total of $103.4 million is directly related to real estate in the form of commercial or residential real estate development loans. At June 30, 2009, more than $22.3 million of our real estate related non-performing loans remain current as to principal and interest payments, but were placed on non-accrual status due to the absence of evidence supporting the borrowers’ ongoing ability to discharge their loan obligations.

Ongoing actions taken to address the credit situation include:

  Credit monitoring activities have escalated since the beginning of the fourth quarter of 2008 to provide early warning of possible borrower distress that could lead to loan payment defaults. The pre-emptive credit monitoring and early warnings are intended to provide additional time to seek viable alternatives with the borrower. For those borrowers who have experienced payment problems and wish to seek a workable arrangement with the Company, management and staff are actively involved in seeking loan restructuring and other loan modification options and obtaining additional collateral coverage. We believe that these actions have and will continue to facilitate recovery strategies with cooperative borrowers. In those instances where alternatives have been exhausted or determined to be impractical and default under the terms of the loans has occurred, foreclosure actions are pursued.

  An evaluation of a significant portion of our loan portfolio was completed during the second quarter by the independent firm that had conducted a similar review of our acquisition and development portfolio during the fourth quarter of 2008 to confirm the reliability of our internal reviews.

  Senior management continues to actively guide our line managers in dealing with resolution of non-performing asset problems.

Rich Hieb, Senior Executive Vice President stated, “Resolving the numerous problem loans will take a considerable amount of effort and time, but our efforts are producing results. We were active in marketing and selling smaller OREO properties throughout the second quarter with dispositions totaling $1.9 million. Following the end of the quarter, we were successful in selling one of our non-performing loans for $5.5 million. In addition, we have recently seen the removal of a legal impediment to foreclosure of a number of high value properties for which foreclosure is planned. This should enable us to complete the foreclosure on these properties and proceed with selling the collateral.”

LOAN AND DEPOSIT GROWTH

Gross loans as of June 30, 2009 were $1.20 billion, down $46.9 million from the balance as of December 31, 2008. Charge-offs of non-performing loans with no significant offset from new loan generation were the principal reason for the decline.

Deposits at June 30, 2009 were $1.25 billion, up $37.5 million from year end 2008. The increase was largely the result of ongoing branch campaigns to stimulate core deposit growth. Non-interest bearing demand deposits were up over the year end 2008 total by $15.3 million to a total of $244.1 million or 19.5% of total deposits. Non-interest bearing demand deposits have been growing at an annualized rate of 13.4% since the end of 2008. Similarly, the total of NOW, money market and savings accounts grew by $17.7 million, or an 8.5% annualized rate, to a total of $434.3 million. Joe Danelson, Executive Vice President & Chief Banking Officer, remarked, “I am extremely pleased with the results our branch personnel have achieved. Their personable approach with bank customers, both existing and potential, is producing growth that is key to our ongoing success, particularly as the current recession ends.”

NET INTEREST INCOME

Net interest income was relatively strong during the second quarter of 2009 at $14.3 million, despite the impact on yields from higher non-performing loan totals. Net interest margin was 4.33% during the second quarter, down slightly from the 4.41% recorded during the preceding quarter.

Yield on earning assets for the quarter just ended was 5.82% compared to 6.13% for the immediately preceding quarter. The cost of average total deposits and borrowings for the quarter ended June 30, 2009 was 1.54% compared to 1.79% for the quarter ended March 31, 2009.

Mike Fowler, Executive Vice President & Chief Financial Officer, commented, “Despite a highly competitive deposit gathering environment in both Oregon and California and high levels of non-performing loans, our net interest margin has remained relatively strong this year. Since this is the primary engine of our profitability, I am optimistic that a transition to our historical rates of return is simply awaiting resolution of the recession and related credit issues.”

NON-INTEREST INCOME

During the second quarter of 2009, PremierWest recorded non-interest income of $2.6 million, up $124 thousand from the preceding quarter and unchanged from the same period last year. The increase from the previous quarter was primarily related to increased saleable mortgage loan fees and deposit service charge growth.

NON-INTEREST EXPENSE

Non-interest expense during the quarter just ended was $13.2 million, an increase of $645 thousand or 5.1% when compared to the preceding quarter and 9.0% when compared to the same period of 2008. The principal increases in non-interest expense were the special deposit fee assessment imposed by the FDIC to restore the deposit insurance fund and increased problem loan and OREO expenses. The FDIC assessment added $581 thousand to second quarter expenses while problem loan and OREO expenses were up $215 thousand from the immediately preceding quarter.

CAPITAL OUTLOOK

PremierWest remained “Well Capitalized” by published regulatory standards as of June 30, 2009. Nonetheless, our Board of Directors concluded that the common dividend should be eliminated until such time as we see a return to profitability and we satisfy the dividend payment conditions accompanying our acceptance of TARP Capital Purchase Program funding. It is essential that the Company maintain a strong capital position in order to prosper over the long run.

Jim Ford commented, “We’ve shown resilience in the face of adversity in recent times given the extended recession and the credit environment. For the first time, we have begun to hear cautious optimism from public commentators regarding moderation in the rate of decline in economic activity and the likelihood of economic growth during the second half of 2009. While we still have a number of challenges through which we must work, notably reducing the level of non-performing assets, we have the team, the work ethic and the game plan to accomplish what we must. With resumption of more normal economic times, I expect that we will be positioned to resume our historical levels of financial performance and returns to our shareholders. We are focused on that objective and are working very hard to speed the recovery in profitability to PremierWest Bancorp.

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May, 2000. In April, 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January, 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama and Butte. In January 2008, PremierWest acquired Stockmans Financial Group, and its wholly-owned subsidiary, Stockmans Bank, with five full service banking offices in the Sacramento, California area. During the last several years, PremierWest expanded into the Klamath Falls and Central Oregon communities of Bend and Redmond, and into Yolo, Butte, and Placer counties in California. Most recently, PremierWest acquired two new branches, one in Grass Valley, California and the other in Davis, California.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about the prospects for earnings growth, deposit and loan growth, capital levels, our dividend program, expected peer rankings, the effective management of our credit quality, the collectability of identified non-performing loans and the adequacy of our Allowance for Loan Losses.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

STATEMENT OF OPERATIONS					For the Three
AND EARNINGS (LOSS) AND PER COMMON SHARE DATA					Months Ended
				%	March 31,		%
For the Three Months Ended June 30	2009	2008	Change	Change	2009	Change	Change

Interest income	$19,231	$22,716	$(3,485)	-15.3%	$20,059	$(828)	-4.1%
Interest expense	4,920	6,977	(2,057)	-29.5%	5,666	(746)	-13.2%
Net interest income	14,311	15,739	(1,428)	-9.1%	14,393	(82)	-0.6%
Loan loss provision	50,390	5,225	45,165	864.4%	10,700	39,690	370.9%
Non-interest income	2,590	2,600	(10)	-0.4%	2,466	124	5.0%
Non-interest expense	13,246	12,152	1,094	9.0%	12,601	645	5.1%
Pre-tax income (loss)	(46,735)	962	(47,697)	-4958.1%	(6,442)	(40,293)	-625.5%
Provision (benefit) for income taxes	(18,750)	314	(19,064)	-6071.3%	(2,835)	(15,915)	-561.4%

Net income (loss)	$(27,985)	$648	$(28,633)	-4418.7%	$(3,607)	$(24,378)	-675.9%

Net income (loss)	$(27,985)	$648	$(28,633)	-4418.7%	$(3,607)	$(24,378)	-675.9%
Less preferred dividend and discount accrection	(614)	(69)	(545)	789.9%	(372)	(242)	65.1%
Net income (loss) applicable to common shareholders	$(28,599)	$579	$(29,178)	-5039.4%	$(3,979)	$(24,620)	-618.7%

Basic earnings (loss) per common share (1)	$(1.15)	$0.02	$(1.17)	-5850.0%	$(0.16)	$(0.99)	-618.8%
Diluted earnings (loss) per common share (1)	$(1.15)	$0.02	$(1.17)	-5850.0%	$(0.16)	$(0.99)	-618.8%

Average common shares outstanding--basic (1)	24,766,928	23,509,708	1,257,220	5.3%	24,766,495	433	0.0%
Average common shares outstanding--diluted (1)	24,766,928	23,516,299	1,250,629	5.3%	24,766,495	433	0.0%

For the Six Months Ended June 30

Interest income	$39,290	$45,654	$(6,364)	-13.9%
Interest expense	10,586	14,848	(4,262)	-28.7%
Net interest income	28,704	30,806	(2,102)	-6.8%
Loan loss provision	61,090	8,300	52,790	636.0%
Non-interest income	5,056	4,850	206	4.2%
Non-interest expense	25,847	23,626	2,221	9.4%
Pre-tax income (loss)	(53,177)	3,730	(56,907)	-1525.7%
Provision (benefit) for income taxes	(21,585)	1,279	(22,864)	-1787.6%

Net income (loss)	$(31,592)	$2,451	$(34,043)	-1388.9%

Net income (loss)	$(31,592)	$2,451	$(34,043)	-1388.9%
Less preferred dividend and discount accrection	(941)	(138)	(803)	581.9%
Net income (loss) applicable to common shareholders	$(32,533)	$2,313	$(34,846)	-1506.5%

Basic earnings (loss) per commom share (1)	$(1.32)	$0.10	$(1.42)	-1420.0%
Diluted earnings (loss) per common share (1)	$(1.32)	$0.10	$(1.42)	-1420.0%

Average common shares outstanding--basic (1)	24,720,994	22,739,017	1,981,977	8.7%
Average common shares outstanding--diluted (1)	24,720,994	22,789,760	1,931,234	8.5%

(1) Share and per share amounts adjusted for the 5% stock dividend, effective April 15, 2009, for the periods presented.

SELECTED FINANCIAL RATIOS
(annualized) (unaudited)
				For the Three
				Months Ended
For the Three Months Ended June 30	2009	2008	Change	March 31, 2009	Change

Yield on average gross loans (1)	6.11%	7.10%	(0.99)	6.32%	(0.21)
Yield on average investments (1)	1.75%	4.01%	(2.26)	2.22%	(0.47)
Total yield on average earning assets (1)	5.82%	7.02%	(1.20)	6.13%	(0.31)
Cost of average interest bearing deposits	1.78%	2.65%	(0.87)	2.11%	(0.33)
Cost of average borrowings	5.83%	4.83%	1.00	3.88%	1.95
Cost of average total deposits and borrowings	1.54%	2.23%	(0.69)	1.79%	(0.25)
Cost of average interest bearing liabilities	1.90%	2.74%	(0.84)	2.19%	(0.29)
Net interest spread	3.92%	4.28%	(0.36)	3.94%	(0.02)
Net interest margin (1)	4.33%	4.89%	(0.56)	4.41%	(0.08)

Net (charge-offs) recoveries to average gross loans	-2.88%	-0.33%	(2.55)	-0.17%	(2.71)
Allowance for loan losses to gross loans	3.36%	1.92%	1.44	2.07%	1.29
Allowance for loan losses to non-performing loans	38.97%	60.06%	(21.09)	30.54%	8.43
Non-performing loans to gross loans	8.61%	3.19%	5.42	6.78%	1.83
Non-performing assets to total assets	7.98%	2.81%	5.17	6.24%	1.74

Return on average common equity	-67.16%	1.28%	(68.44)	-9.29%	(57.87)
Return on average assets	-7.45%	0.18%	(7.63)	-0.98%	(6.47)

Efficiency ratio (2)	78.38%	66.26%	12.12	74.74%	3.64

For the Six Months Ended June 30

Yield on average gross loans (1)	6.22%	7.34%	(1.12)
Yield on average investments (1)	1.94%	3.88%	(1.94)
Total yield on average earning assets (1)	5.98%	7.25%	(1.27)
Cost of average interest bearing deposits	1.94%	2.91%	(0.97)
Cost of average borrowings	4.63%	5.40%	(0.77)
Cost of average total deposits and borrowings	1.67%	2.44%	(0.77)
Cost of average interest bearing liabilities	2.04%	3.01%	(0.97)
Net interest spread	3.94%	4.24%	(0.30)
Net interest margin (1)	4.37%	4.91%	(0.54)

Net (charge-offs) recoveries to average gross loans	-3.03%	-0.35%	(2.68)
Allowance for loan losses to gross loans	3.36%	1.92%	1.44
Allowance for loan losses to non-performing loans	38.97%	60.06%	(21.09)
Non-performing loans to gross loans	8.61%	3.19%	5.42
Non-performing assets to total assets	7.98%	2.81%	5.17

Return on average common equity	-37.67%	2.68%	(40.35)
Return on average assets	-4.25%	0.34%	(4.59)

Efficiency ratio (2)	76.56%	66.26%	10.30

(1)	Tax equivalent
(2)	Non-interest expense divided by net interest income plus non-interest income

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)
					Balance Sheet
BALANCE SHEET				%	at March 31,		%
At June 30	2009	2008	Change	Change	2009	Change	Change
Fed funds sold and investments	$87,047	$38,708	$48,339	124.9%	$79,037	$8,010	10.1%
Gross loans, net of deferred fees	1,199,776	1,272,858	(73,082)	-5.7%	1,237,518	(37,742)	-3.0%
Allowance for loan losses	(40,300)	(24,423)	(15,877)	65.0%	(25,659)	(14,641)	57.1%
Net loans	1,159,476	1,248,435	(88,959)	-7.1%	1,211,859	(52,383)	-4.3%
Other assets	231,517	202,787	28,730	14.2%	205,875	25,642	12.5%
Total assets	$1,478,040	$1,489,930	$(11,890)	-0.8%	$1,496,771	$(18,731)	-1.25%

Non-interest-bearing deposits	$244,083	$234,672	$9,411	4.0%	$233,447	$10,636	4.6%
Interest-bearing deposits	1,004,688	986,139	18,549	1.9%	1,005,865	(1,177)	-0.1%
Total deposits	1,248,771	1,220,811	27,960	2.3%	1,239,312	9,459	0.8%
Borrowings	30,960	66,433	(35,473)	-53.4%	30,965	(5)	0.0%
Other liabilities	12,289	14,398	(2,109)	-14.6%	12,079	210	1.7%
Stockholders' equity	186,020	188,288	(2,268)	-1.2%	214,415	(28,395)	-13.2%
Total liabilities and stockholders' equity	$1,478,040	$1,489,930	$(11,890)	-0.8%	$1,496,771	$(18,731)	-1.3%

Period end common shares outstanding	24,766,928	23,517,672	1,249,256	5.3%	24,766,928	-	0.0%
Period end common shares outstanding, all preferred shares or
warrant converted to common (1)	25,857,313	24,746,093	1,111,220	4.5%	25,857,313	-	0.0%
Book value per common share (excluding preferred)	$5.83	$7.63	$(1.80)	-23.6%	$6.98	$(1.15)	-16.5%
Tangible book value per common share (excluding preferred)	$3.02	$4.46	$(1.44)	-32.3%	$4.05	$(1.03)	-25.4%

Allowance for loan losses:
Balance beginning of period	$17,157	$11,450	$5,707	49.8%	$17,157	$-	0.0%
Acquired from Stockmans Bank merger	-	9,112	(9,112)	nm	-	-	nm
Provision for loan losses	61,090	8,300	52,790	636.0%	10,700	50,390	470.9%
Net (charge-offs) recoveries	(37,947)	(4,439)	(33,508)	754.9%	(2,198)	(35,749)	1626.4%
Balance end of period	$40,300	$24,423	$15,877	65.0%	$25,659	$14,641	57.1%

Non-performing assets:
Loans in nonaccrual status	$103,185	$40,532	$62,653	154.6%	$69,045	$34,140	49.4%
Impaired loans in process of collection	-	-	-	nm	14,207	(14,207)	-100.0%
Other real estate owned	14,588	1,244	13,344	1072.7%	9,362	5,226	55.8%
90-days past due not on non-accrual	235	130	105	80.8%	761	(526)	-69.1%
Total non-performing assets	$118,008	$41,906	$76,102	181.6%	$93,375	$24,633	26.4%

(1) The June 30, 2008 shares includes 11,000 shares of Series A preferred stock issued November 17, 2003 as if converted into common stock at a conversion ratio of 106.35 to 1 for a total of 1,169,925 common shares increased by the April 2009 5% stock dividend. The March 31, 2009 and June 30, 2009 shares include 1,090,385 shares related to the US Treasury Troubled Asset Relief Program (TARP) Capital Purchase Program warrant.
					For the Three
				%	Months Ended		%
For the Three Months Ended June 30	2009	2008	Change	Change	March 31, 2009	Change	Change

Average fed funds sold and investments	$89,791	$36,971	$52,820	142.9%	$61,489	$28,302	46.0%
Average gross loans, including mortgages held for sale	$1,241,117	$1,269,596	$(28,479)	-2.2%	$1,266,886	$(25,769)	-2.0%
Average total assets	$1,506,252	$1,474,619	$31,633	2.1%	$1,489,512	$16,740	1.1%
Average non-interest-bearing deposits	$240,744	$238,714	$2,030	0.9%	$234,259	$6,485	2.8%
Average interest-bearing deposits	$1,009,095	$978,391	$30,704	3.1%	$997,552	$11,543	1.2%
Average total deposits	$1,249,839	$1,217,105	$32,734	2.7%	$1,231,812	$18,027	1.5%
Average total borrowings	$30,962	$45,580	$(14,618)	-32.1%	$50,335	$(19,373)	-38.5%
Average stockholders' equity	$212,322	$190,771	$21,551	11.3%	$195,293	$17,029	8.7%
Average common equity	$170,796	$181,181	$(10,385)	-5.7%	$173,619	$(2,823)	-1.6%

For the Six Months Ended June 30
Average fed funds sold and investments	$75,718	$35,921	$39,797	110.8%
Average gross loans, including mortgages held for sale	$1,254,522	$1,235,248	$19,274	1.6%
Average total assets	$1,497,928	$1,444,148	$53,780	3.7%
Average non-interest-bearing deposits	$237,520	$230,522	$6,998	3.0%
Average interest-bearing deposits	$1,003,356	$950,961	$52,395	5.5%
Average total deposits	$1,240,875	$1,181,483	$59,392	5.0%
Average total borrowings	$40,595	$39,917	$678	1.7%
Average stockholders' equity	$206,029	$182,291	$23,738	13.0%
Average common equity	$174,400	$172,701	$1,699	1.0%

LOANS BY CATEGORY
(All amounts in 000's)
(unaudited)

	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008
Agricultural/Farm	$49,580	$42,626	$48,640	$47,473	$60,009
Commercial and Industrial	236,178	265,305	253,107	265,776	272,689
Commercial Real Estate - Owner Occupied	262,031	261,646	265,965	253,668	246,048
Commercial Real Estate - Non-Owner Occupied	533,823	556,075	567,119	592,125	584,328
Consumer/Other	118,164	111,866	111,741	108,836	109,784
Gross loans, net of deferred fees	$1,199,776	$1,237,518	$1,246,572	$1,267,878	$1,272,858

Commercial Real Estate
Owner Occupied
Commercial Term	$235,081	$235,199	$236,951	$219,977	$211,532
Commercial Construction	19,051	16,370	16,778	20,284	20,001
Single Family Residential Construction
Oregon	450	1,180	1,599	1,071	1,271
California	7,449	8,897	10,637	12,336	13,244
Total Owner Occupied	$262,031	$261,646	$265,965	$253,668	$246,048

Non-Owner Occupied
Commercial Term	$323,699	$322,008	$321,168	$302,638	$300,737
Commercial Construction	40,548	41,602	45,155	62,491	64,519
Single Family Residential Construction
Oregon
Pre-Sold	1,286	1,359	1,100	3,093	2,962
Speculative	1,455	2,310	3,098	4,937	6,940
Builder Inventory	11,775	13,507	15,158	18,526	10,987
Total Oregon	14,516	17,176	19,356	26,556	20,889

California
Pre-Sold	1,870	1,718	1,977	1,779	701
Speculative	3,316	3,407	3,643	4,033	5,542
Builder Inventory	13,652	16,321	12,370	11,131	13,578
Total California	18,838	21,446	17,990	16,943	19,821

Commercial - Land Acquisition and Development	27,521	31,119	32,167	30,749	25,059
Commercial - Land Only	48,155	47,163	48,751	48,925	56,418
Residential - Land Acquisition and Development	60,546	75,561	82,532	103,823	96,885
Total Non-Owner Occupied	$533,823	$556,075	$567,119	$592,125	$584,328

NONPERFORMING LOANS BY REGION AND TYPE
(All amounts in 000's)
(unaudited)

Other Real Estate Owned
By Geographic Region	6/30/2009	3/31/2009	12/31/2008

Mid-Central Oregon	$7,975	$2,111	$-
Southern Oregon	1,578	5,368	2,540
Northern California	148	-	-
Greater Sacramento	4,887	1,883	1,883
Other	-	-	-

Total Other Real Estate Owned	$14,588	$9,362	$4,423

Non Performing Loans
By Geographic Region	6/30/2009	3/31/2009	12/31/2008

Mid-Central Oregon	$32,215	$16,717	$19,338
Southern Oregon	30,997	31,641	27,854
Northern California	11,416	15,166	18,376
Greater Sacramento	28,792	19,941	15,610
Other	-	548	1,437

Total Nonperforming Loans	$103,420	$84,013	$82,615

By Loan Type

Agricultural/Farm	$391	$391	$493
Commercial and Industrial	7,502	4,003	5,154
Commercial Real Estate - Owner Occupied
Single Family Residential Construction
Oregon	-	-	162
California	409	439	439
Other	5,149	5,932	5,029
Commercial Real Estate - Non-Owner Occupied
Oregon	11,081	8,235	12,754
California	6,565	594	594
Single Family Residential Construction
Oregon	13,041	8,729	9,595
California	16,811	14,269	9,715
Commercial - Land Acquisition and Development	13,324	11,208	7,164
Commercial - Land Only	6,429	1,498	1,498
Residential - Land Acquisition and Development	10,531	14,224	14,601
Commercial Construction - Multiplex (5+)	5,541	5,543	5,543
Other	6,411	6,830	6,830
Consumer/Other	235	2,118	3,044

Total Nonperforming Loans	$103,420	$84,013	$82,615